Exhibit 4.1

SECOND AMENDMENT TO

CREDIT AGREEMENT

This Second Amendment to Credit Agreement (“Amendment”) dated as of February 7, 2005, is made with reference to the Credit Agreement dated as of February 27, 2003, by and among NEW HORIZONS WORLDWIDE, INC., a Delaware corporation (“Borrower”), the lenders that are party thereto (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Administrative Agent”), as administrative agent for the Lenders (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth for such terms in the Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and benefits contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower, the Lenders and the Administrative Agent agree as follows:

1.             Section 1.1 – Defined Terms (New).  The following defined terms are hereby added to Section 1.1 of the Credit Agreement as follows:

“Acknowledgement of Default and Waiver Agreement” means the Acknowledgement of Default and Waiver Letter Agreement dated November 12, 2004, executed by Borrower and the Administrative Agent.

“Amendment No. 2” means the Second Amendment to Credit Agreement, dated as of February 7, 2005, by and among Borrower and Wells Fargo, as Administrative Agent and sole Lender.

“Amendment No. 2 Effective Date” means the “Effective Date” as defined in Amendment No. 2.

“Preferred Stock Issuance” has the meaning set forth in Amendment No. 2.

“Requested Acquisition” has the meaning set forth in Amendment No. 2.

“Requested Acquisition Documents” has the meaning set forth in Amendment No. 2.

“Requested Acquisition Subordinated Obligations “ means Subordinated Obligations in favor of the shareholders of the target incurred in connection with the Requested Acquisition, which Subordinated Obligations shall not exceed, in the aggregate, $500,000.

“Series A Stock” has the meaning set forth in Amendment No. 2.

2.             Section 1.1 – Defined Terms (Revised).  The following defined terms contained in Section 1.1 of the Credit Agreement are hereby amended in full as follows:

“Applicable Base Rate Margin” means, with respect to any Base Rate Advance, 2.00%.

Distribution” means, with respect to any equity interest or Security issued by a Person, or any warrant or right to acquire any equity interest or Security of a Person, (a) the retirement, redemption, purchase, or other acquisition for value by such Person of any such equity interest or Security, (b) the declaration or (without duplication) payment by such person of any dividend in Cash or in Property (other than in Series A Stock, common stock or common member interest, as the case may be, of such Person) on or with respect to any such equity interest or Security, (c) any Investment by such Person in the holder of any such equity interest or Security, and (d) any other payment by such Person constituting a distribution under applicable Laws with respect to such equity interest or Security.

“Term Maturity Date” means August 15, 2005.

3.             Section 3.1 (b) – Interest Payments.  Section 3.1(b) of the Credit Agreement is hereby amended in full to read as follows:

“(b)         Interest accrued on each Base Rate Advance shall be due and payable monthly in arrears on the first day of each calendar month.  Except as otherwise provided in Section 3.7, the unpaid principal amount of any Base Rate Advance shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Applicable Base Rate Margin.  Each change in the interest rate under this Section 3.1(b) due to a change in the Base Rate shall take effect simultaneously with the corresponding change in the Base Rate.”

4.             Section 3.1(d) and (e) – Principal Payments.  Sections 3.1(d) and (e) of the Credit Agreement are hereby amended in full to read as follows:

“(d)         If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

(i)            [Reserved];

(ii)           [Reserved]; and

(iii)          the principal Indebtedness evidenced by any series of Notes shall in any event be payable on the applicable Maturity Date for such series of Notes.

(e)           The principal Indebtedness evidenced by the Term Notes shall be prepaid on or before the third Banking Day following the receipt by Borrower or any Subsidiary of:  (i) Net Cash Sales Proceeds from Dispositions by an amount equal to 100% of such Net Cash Sales Proceeds in excess of $150,000; and (ii) Net Cash Issuance Proceeds from the issuance of equity Securities of Borrower or any Subsidiary by an amount equal to 50% of the amount by which such Net Cash Issuance Proceeds exceed $2,000,000 per annum; provided, however, that this

Section 3.1(e)(ii) shall not apply to the Net Issuance Proceeds from the Preferred Stock Issuance so long as such Net Issuance Proceeds are used in the manner set forth in Section 15 of Amendment No. 2.  In addition to the foregoing, the principal Indebtedness evidenced by the Term Notes shall be prepaid on or before the date which is fifty-five (55) days after the end of each Fiscal Quarter of Borrower and its Subsidiaries (or, in the case of each Fiscal Quarter of Borrower and its Subsidiaries ending on December 31, on or before the date which is one hundred (100) days after the end of such Fiscal Quarter) in an amount equal to 50% of Borrower’s Excess Cash Flow for such Fiscal Quarter.  Any prepayment of the Term Notes under this subsection shall be applied to principal coming due on the Term Notes in inverse order of maturity.”

5.             New Sections 5.13.  Sections 5.13 is hereby added to the Credit Agreement to read as follows:

“5.13       Cash Balance Account.  Maintain, at all times, a cash balance of not less than fifty percent (50%) of the outstanding principal amount of all Advances in an account (the “Cash Balance Account”) maintained by Borrower at Wells Fargo.  This Section 5.13 shall fully amend and restate the provisions of Section 3(c) of the Acknowledgement of Default and Waiver Agreement.”

6.             Section 6.5 – Other Indebtedness.  Section 6.5 of the Credit Agreement is hereby amended in full to read as follows:

“6.5         Other Indebtedness.  Create, incur, assume or permit to exist any Indebtedness resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the Obligations, (b) Indebtedness owed to Borrower or any of its Subsidiaries, subject to the limitations on such Indebtedness set forth in Section 6.7(b), (c) Indebtedness existing on the Amendment No. 2 Effective Date and disclosed in Schedule 6.5, and refinancings, renewals, extensions or amendments that do not increase the amount thereof, (d) Indebtedness which arises from Earnout Payments provided that such Earnout Payments are treated as Subordinated Obligations and (e) Requested Acquisition Subordinated Obligations.”

7.             Section 6.8 – Distributions.  Section 6.8 of the Credit Agreement is hereby amended in full to read as follows:

“6.8         Distributions.  Declare or pay or make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall be permitted to make Distributions payable pursuant to Section 3 of the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of New Horizons Worldwide, Inc., dated February 7, 2005, (A) for the period ending March 31, 2005 in an amount not to exceed $60,000, and (B) for the period ending June 30, 2005 in an amount not to exceed $91,000.”

8.             Section 6.14 – Funded Debt Ratio.  Section 6.14 of the Credit Agreement is hereby amended in full to read “[Reserved]” and compliance with the Funded Debt Ratio shall no longer be required.

9.             Section 6.15 – Debt Service Coverage Ratio.  Section 6.15 of the Credit Agreement is hereby amended in full to read “[Reserved]” and compliance with the Debt Service Coverage Ratio shall no longer be required.

10.           Section 6.16 – Minimum Quarterly Adjusted EBITDA.  Section 6.16 of the Credit Agreement is hereby amended in full to read as follows:

“6.16       Minimum Adjusted EBITDA.  Permit Adjusted EBITDA, as of the last day of the fiscal periods set forth below, to be less than the amount set forth opposite such fiscal period:

Fiscal Period	Minimum Amount

Commencing January 1, 2005 and ending March 31, 2005	$400,000

Commencing January 1, 2005 and ending June 30, 2005	$900,000	”.

11.           Section 6.17 – Minimum Cash.  Section 6.17 is hereby amended in full to read “[Reserved]”.  The requirements of Section 6.17 shall be replaced by the requirements of the new Section 5.13.

12.           Exhibit B – Compliance Certificate.  The Compliance Certificate attached to the Credit Agreement as Exhibit B is hereby amended in full in the form attached to the Amendment as Annex II.

13.           Schedule 6.5 – Existing Indebtedness.  Schedule 6.5 to the Credit Agreement is hereby amended in full to read as set forth on Annex IV to this Amendment.

14.           Revolving Facility.  The Revolving Facility is hereby terminated, the Revolving Commitments are hereby permanently reduced to zero and no additional Letters of Credit shall be issued.  Each of the parties hereto hereby agrees and acknowledges that, as of the Effective Date, (a) the outstanding principal balance of all Revolving Advances is zero and (b) the Aggregate Effective Amount of all issued and outstanding Letters of Credit is $650,000.  In the event that any drawing is made on any currently issued Letter of Credit, Borrower hereby agrees and acknowledges that it shall comply with the provisions of Section 2.5(d) of the Credit Agreement without giving effect to Sections 2.5(e) and (f) of the Credit Agreement.

15.           Approval of Acquisition and Preferred Stock Issuance.   The Administrative Agent has been informed that, pursuant to the terms of that certain Series A Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of February 7, 2005, by and among Borrower and each of the Investors referred to therein (the “Series A Shareholders”), Borrower intends to issue 1,600,000 shares of its Series A Convertible Preferred Stock (the “Series A

Stock”) for an aggregate purchase price of $6,000,000 (the “Preferred Stock Issuance”), the proceeds of which (the “Series A Proceeds”) will be used for (a) the acquisition of an accredited post-secondary institution reasonably satisfactory to the Lenders (the “Requested Acquisition”), which acquisition shall be pursuant to the terms of an acquisition agreement (the “Acquisition Agreement”) or similar documentation in form and substance reasonably satisfactory to the Lenders and (b) general corporate purposes associated with development of the business associated with the Requested Acquisition.  Notwithstanding any provisions contained in the Loan Agreement to the contrary, subject to the terms and conditions set forth in this Amendment, the Lenders hereby consent to the Preferred Stock Issuance and the Requested Acquisition.

16.           Conditions to Consent of Preferred Stock Issuance.  The Lender’s consent to the Preferred Stock Issuance is subject to the following conditions, each of which shall be satisfied in form and substance reasonably satisfactory to the Lenders:

(a)           the Preferred Stock Issuance shall have been completed in accordance with the terms of the Stock Purchase Agreement, each of the other documents executed and delivered in connection therewith (the “Stock Purchase Documents”) and all applicable Laws, in each case in all material respects on or prior to February 10, 2005 and each of the Stock Purchase Documents shall be in form and substance reasonably satisfactory to the Lenders;

(b)           the Preferred Stock Issuance shall not create or result in the imposition of any additional Indebtedness on behalf of the Borrower or its Subsidiaries or create, establish or suffer to exist any Liens on the assets of the Borrower or its Subsidiaries (i.e.: all obligations of Borrower with respect to the Preferred Stock shall be unsecured);

(c)           the Series A Proceeds shall be deposited into a deposit account in accordance with the terms of the Security Agreement; and

(d)           satisfaction of each conditions set forth in Section 22 hereof.

17.           Conditions to Consent Requested Acquisition.  The Lender’s consent to the Requested Acquisition is subject to the following conditions, each of which shall be satisfied in form and substance reasonably satisfactory to the Lenders

(a)           the Requested Acquisition shall have been completed in accordance with the terms of the Acquisition Agreement, each of the other documents executed and delivered in connection therewith (the “Acquisition Documents”) and all applicable Laws, in each case in all material respects, and each of the Acquisition Documents shall be in form and substance reasonably satisfactory to the Lenders;

(b)           the Requested Acquisition shall not create or result in the imposition of any additional Indebtedness on behalf of the Borrower or its Subsidiaries (other than Requested Acquisition Subordinated Obligations)  or create, establish or suffer to exist any Liens on the assets of the Borrower or its Subsidiaries (i.e.: all obligations of Borrower with respect to the Requested Acquisition, including, without limitation, any Requested Acquisition Subordinated Obligations, shall be unsecured);

(c)           the purchase price of the Requested Acquisition, inclusive of any Requested Acquisition Subordinated Obligations, shall not exceed $2,000,000;

(d)           Borrower shall have delivered to the Administrative Agent, an Opinion of Counsel or reliance thereon, with respect to the completion of the Requested Acquisition;

(e)           no Default or Event of Default shall have occurred and be continuing; and

(f)            satisfaction of each of the other terms and conditions set forth in this Amendment, including, without limitation, the conditions set forth in Sections 16 and 22 hereof.

18.           Additional Covenants.  Borrower hereby covenants and agrees that:

(a)           Borrower will not use the proceeds of the Preferred Stock Issuance for any purpose other than as set forth in Section 15 of this Amendment;

(b)           not later than the 20th of each calendar month, Borrower shall deliver to the Administrative Agent consolidated income statements for Borrower and its Subsidiaries with respect to the most recently completed calendar month, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent; and

(c)           the breach by Borrower of any provision of this Section 18 shall constitute an immediate Event of Default under the Credit Agreement

19.           Waiver of Certain Events of Default.  Pursuant to a letter dated January 24, 2005, Borrower has informed the Administrative Agent that it expects to be in violation of Section 6.14 (Funded Debt Ratio), 6.15 (Debt Service Coverage Ratio) and 6.16 (Minimum Adjusted EBITDA) of the Credit Agreement, each for the Fiscal Quarter ended December 31, 2004 (the “Test Date”), each of which will constitute an Event of Default under Section 9.1(c) of the Credit Agreement (the “Potential Defaults”).  Subject to the terms and conditions set forth in this Amendment, the Lenders hereby unconditionally and irrevocably waive the Potential Defaults.

20.           Reservation of Rights.  The Potential Defaults are not intended to be an exhaustive list of all Events of Default which have occurred and remain continuing or which may occur in the future. The Administrative Agent and the Lenders expressly reserve the right to declare additional Events of Default, at their own discretion but subject to the terms of the Credit Agreement, at such time as such additional Events of Default shall occur and be continuing.  Each of the waivers set forth in this Amendment are one-time waivers only and shall relate solely to the specific provisions of the Credit Agreement and fiscal periods described with respect thereto.

21.           Representations and Warranties.  Borrower makes the following representations and warranties to the Lenders as of the date hereof, which representations and warranties shall survive the execution, termination or expiration of this Amendment and shall continue in full force and effect until the full and final satisfaction and discharge of all Obligations:

21.1         Reaffirmation of Prior Representations and Warranties.  Borrower hereby reaffirms and restates as of the date hereof, all of the representations and warranties made by Borrower in the Credit Agreement and the other Loan Documents, except to the extent such representations and warranties specifically relate to an earlier date.

21.2         No Default.  After giving effect to this Amendment and the waivers set forth herein, no Event of Default has occurred and remains continuing under any of the Loan Documents.

21.3         Due Execution.  The execution, delivery and performance of this Amendment and any instruments, documents or agreements executed in connection herewith are within the powers of Borrower, have been duly authorized by all necessary action, and do not contravene any law (except where such contravention would not reasonably be expected to have a Material Adverse Effect), the organizational documents of Borrower, or result in a breach of, or constitute a default under, any material contractual restriction, indenture, trust agreement or other instrument or agreement binding upon Borrower.

21.4         No Further Consent.  The execution, delivery and performance of this Amendment and any documents or agreements executed in connection herewith do not require any consent or approval not previously obtained of any member, stockholder, beneficiary or creditor of Borrower.

21.5         Binding Agreement.  This Amendment, and each of the other instruments, documents and agreements executed in connection herewith constitute the legal, valid and binding obligation of Borrower or any of its Subsidiaries and are enforceable against Borrower and such Subsidiaries in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws or equitable principles relating to or limiting creditors’ rights generally.

22.           Conditions Precedent

This Amendment and Lender’s agreements set forth herein shall become effective on such date as each of the following conditions precedent shall have been satisfied in form and substance satisfactory to the Lenders (the “Effective Date”):

22.1         Documentation.  Borrower shall have delivered or caused to be delivered to the Administrative Agent, at Borrower’s sole cost and expense, the following, each of which shall be originals and each in form and substance satisfactory to the Administrative Agent:

(a)           this Amendment executed by Borrower;

(b)           at least one fully-executed original Consent of Guarantors/Security Parties in the form of Annex I attached hereto;

(c)           with respect to Borrower, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of each such Borrower, its qualification to engage in business in its jurisdiction of organization, its authority to execute, deliver and perform this Amendment, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, articles of organization and amendments thereto, operating agreements and amendments thereto, bylaws and amendments thereto (or updates to such organizational documents or representations that no amendments to such documents have been made, as agreed to by the Administrative Agent), certificates of good standing, certificates of corporate resolutions or limited liability company resolutions or other applicable authorization documents, incumbency certificates, Certificates of Responsible Officials, and the like;.

(d)           a Certificate of Responsible Official of Borrower certifying that (i) attached thereto are true, correct, complete and fully executed copies of the Stock Purchase Documents and (ii) the Preferred Stock Issuance has been completed in accordance with such documents and all applicable Laws;

(e)           an Opinion of Counsel or reliance thereon, with respect to the completion of the Preferred Stock Issuance; and

(f)            the Acknowledgement of Series A Shareholders in the form of Annex III attached hereto.

22.2         Representations and Warranties.  All of Borrower’s representations and warranties contained herein shall be true and correct on and as of the date of execution hereof and no Event of Default shall have occurred and be continuing under the Credit Agreement or any of the other Loan Documents, as modified hereby.

22.3         Preferred Stock Issuance.  The Preferred Stock Issuance shall have been completed in accordance with the Stock Purchase Documents and all applicable Laws and Borrower shall have received proceeds thereof in any amount not less than $5,500,000 inclusive of all professional expenses.

22.4         Cash Balance Account.  Borrower shall be in compliance with Section 5.13 of the Credit Agreement.

23.           Miscellaneous

23.1         No Third Parties.  Except as specifically provided herein, no third party shall be benefited by any of the provisions of this Amendment; nor shall any such third party have the right to rely in any manner upon any of the terms hereof, and none of the covenants, representations, warranties or agreements herein contained shall run in favor of any third party.

23.2         Costs and Expenses.  In addition to the obligations of Borrower under the Loan Documents, Borrower agrees to pay all costs and expenses (including without limitation reasonable attorneys’ fees) expended or incurred by the Lenders and the Administrative Agent in connection with the negotiation, documentation and preparation of this Amendment and any other documents executed in connection herewith, and in carrying out the terms of this Amendment, whether incurred before or after the effective date hereof.

23.3         Integration; Interpretation.  The Loan Documents, including this Amendment and the documents, instruments and agreements executed in connection herewith, contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated herein and supersede all prior negotiations, discussions and correspondence.

23.4         Counterparts and Execution.  This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

23.5         Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California.

23.6         Non-Impairment of Loan Documents.  On the date all conditions precedent set forth herein are satisfied in full, this Amendment shall be a part of the Credit Agreement to the extent of the amendments to the Credit Agreement effected hereby.  Except as expressly provided in this Amendment or in any other document, instrument or agreement executed by any Lender or the Administrative Agent, all provisions of the Loan Documents (including, without limitation, the Acknowledgement of Default and Waiver Agreement) shall remain in full force and effect, and the Lenders and the Administrative Agent shall continue to have all its rights and remedies under each such Loan Document.

[ THIS SPACE INTENTIONALLY LEFT BLANK –

SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first set forth above.

NEW HORIZONS WORLDWIDE, INC.,

a Delaware corporation

By:	/s/Thomas J. Bresnan
Name: Thomas J. Bresnan
Title: President/Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as the sole Lender

By:	/s/Terri Le
Name: Terri Le
Title: Relationship Manager

S-1

Annex I

Consent of Guarantors/Security Parties

Reference is made to that certain Credit Agreement dated as of February 27, 2003 by and among New Horizons Worldwide, Inc., a Delaware corporation (“Borrower”), the lenders that are party thereto (the “Lenders”), and Wells Fargo Bank, National Association (the “Administrative Agent”), as administrative agent for the Lenders (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth for such terms in the Credit Agreement.

Each of the undersigned hereby consents to the execution, delivery and performance of the foregoing Second Amendment to Credit Agreement.

Each of the undersigned represents and warrants to the Lenders that the Loan Documents entered into by such party remain in full force and effect in accordance with their terms.

This Consent may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  The failure of one of the parties listed below to sign this Consent shall not affect the validity of the execution of this Consent by any other of the parties listed below.

IN WITNESS WHEREOF, each of the undersigned has executed this Consent of Guarantors/Security Parties by its duly authorized officer as of this 7th day of February 2005.

“Guarantors/Security Parties”

NEW HORIZONS EDUCATION CORPORATION,
a Delaware corporation

NEW HORIZONS COMPUTER LEARNING CENTER OF ALBUQUERQUE, INC., a Delaware corporation

NEW HORIZONS COMPUTER LEARNING CENTER OF MEMPHIS, INC., a Delaware corporation

NEW HORIZONS COMPUTER LEARNING CENTER OF CHARLOTTE, INC., a Delaware corporation

NEW HORIZONS COMPUTER LEARNING CENTER OF SANTA ANA, INC., a Delaware corporation

NHCLC OF SAN ANTONIO, INC., a Delaware corporation

NOVA VISTA, L.L.C., a Delaware limited liability company

NEW HORIZONS COMPUTER LEARNING CENTER OF HARTFORD, INC., a Delaware corporation

NEW HORIZONS COMPUTER LEARNING CENTER OF CHICAGO, INC., a Delaware corporation

NEW HORIZONS COMPUTER LEARNING CENTER OF DENVER, INC., a Delaware corporation

NEW HORIZONS COMPUTER LEARNING CENTER OF NASHVILLE, INC., a Delaware corporation

NEW HORIZONS COMPUTER LEARNING CENTER OF SACRAMENTO, INC., a Delaware corporation

NEW HORIZONS COMPUTER LEARNING CENTER OF METROPOLITAN NEW YORK, INC., a Delaware corporation

NEW HORIZONS COMPUTER LEARNING CENTER OF CLEVELAND LTD., L.L.C., a Delaware limited liability company

NEW HORIZONS COMPUTER LEARNING CENTERS, INC., a California corporation

NEW HORIZONS COMPUTER LEARNING CENTERS EMEA, L.L.C., a Delaware limited liability company

NEW HORIZONS COMPUTER LEARNING CENTERS APAC, L.L.C., a Delaware limited liability company

NEW HORIZONS COMPUTER LEARNING CENTER OF INDIANAPOLIS, LLC, an Indiana limited liability company

NEW HORIZONS COMPUTER LEARNING CENTER OF INDIANAPOLIS, INC., a Delaware corporation

NEW HORIZONS COMPUTER LEARNING CENTER OF ATLANTA, INC., a Delaware corporation

By:	/s/Thomas J. Bresnan

Thomas J. Bresnan, Chief Executive Officer
[Printed Name and Title]

Annex II

Exhibit B – Compliance Certificate

II-1

Annex III

Acknowledgement of Series A Shareholders

III-1

Annex IV

Schedule 6.5

IV-1